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AUTODESK, INC.

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Remediation of Material Weakness Over Income Tax Controls Autodesk, Inc. Supplemental Filing May 26, 2017 © 2017 Autodesk, Inc.

Remediation of Material Weakness Over Income Tax Controls As of April 30, 2017, management has determined that the material weakness has been remediated and will report in its Q1 FY2018 Form 10-Q that its underlying controls are designed and operating effectively Management thoroughly assessed and reported upon progress made against the remediation plan on a quarterly basis 2 Source: ADSK SEC Filings 1 Management discovered an accounting error in the application of the valuation allowance. Error was a non-cash error and did not impact non-GAAP earnings or any tax filings made with governmental agencies as it was solely related to the complex GAAP application of a valuation allowance of US tax assets on the company’s GAAP balance sheet 3Q FY2016 Management identified a material weakness in the design and operating effectiveness over its internal controls over the income tax process1 1Q FY2018 Management has determined our controls are designed and operating effectively 4Q FY2016 1Q FY2017 2Q FY2017 3Q FY2017 4Q FY2017 Management concludes design of its internal controls over the income tax process is effective but it continues to have material weakness in the operating effectiveness over its internal controls over the income tax process Timeline of Events Since the discovery of the material weakness, under the Audit Committee’s ongoing oversight, management initiated, thoroughly tested, and completed a remediation plan, which included:  Enhancing our technical accounting review for complex income tax considerations;  Enhancing our income tax controls to include specific activities to ensure proper classification of deferred taxes;  Supplementing our accounting and tax professionals with the engagement of an internationally recognized accounting firm to assist us in the technical review regarding the application of tax rules around deferred tax assets and liabilities; and  Assessing and reorganizing the structure of our tax function, including hiring new tax personnel, to enhance the level of documentation, technical oversight, and review

3 Our Independent & Highly Qualified Audit Committee Our Audit Committee members are independent directors who have the extensive skills and experiences required to ensure effective financial risk oversight, with backgrounds in: Prior Experience:  CEO of Kodak  Former Managing Partner of Augusta Columbia Capital  Former Chairman & CEO of Travelport  Former Chief Operating Officer of CA, Inc.  Former Executive Vice President of Global Operations of HP  Former Chief Financial Officer of Compaq Computer Other Boards: Kodak Prior Experience:  Operating Partner of Lead Edge Capital  Former President of eBay Marketplaces  Former President & CEO of Shopping.com, Inc.  Former Executive Vice President at Intuit Inc. Other Boards: Colgate-Palmolive, HubSpot Prior Experience:  Former Principal Accounting Officer of Apple Inc.  Former Vice President, Corporate Finance, of Cisco Systems  Former Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of Aspect Communications Other Boards: Echelon Corporation, GoDaddy, Inc., Shutterfly Audit Committee Members Betsy Rafael Chair, Audit Committee Jeff Clarke* Lorrie Norrington * Mr. Clarke joined the Audit Committee in March 2016, after the material weakness had already been discovered and plans for remediation were already underway  Finance and accounting  Executive leadership  Operations  Technology industry  International businesses  Other directorships

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